                                                                     EXHIBIT 4.8

                                    AMENDMENT

                                       TO

           LCC INTERNATIONAL, INC. 1996 EMPLOYEE STOCK OPTION PLAN

            Effective April 16, 1998, the LCC International, Inc. 1996 Employee Stock Option Plan (the "Plan") is amended as follows:

            1. The reference to "3,224,000" in the second sentence of Section 4 of the Plan is replaced by "4,725,000".

            This Amendment to the LCC International, Inc. Employee Stock Option Plan was duly approved by the Board of Directors of the Corporation on April 16, 1998 and by the shareholders of the Corporation on May 19, 1998.


                                                     /s/ PETER A. DELISO
                                                  --------------------------
                                                           Secretary